Exhibit 4.1

MENTOR GRAPHICS CORPORATION

and

WILMINGTON TRUST COMPANY

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 13, 2010

6.25% Convertible Subordinated Debentures due 2026

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of October 13, 2010, between Mentor Graphics Corporation, an Oregon corporation (hereinafter called the “Company”), having its principal office at 8005 SW Boeckman Road, Wilsonville, Oregon 97070-7777, and Wilmington Trust Company, a Delaware banking corporation, as trustee hereunder (together with its successors and assigns, in such capacity, the “Trustee”), having its principal corporate office at 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890-0001.

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of July 27, 2010 (the “Indenture”), providing for the issuance by the Company of Debentures (as defined in the Indenture);

WHEREAS, Section 11.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture from time to time without the consent of the Debentureholders (as defined in the Indenture) in accordance with the Indenture, to issue Add On Debentures (as defined in the Indenture) pursuant to Section 2.01 of the Indenture;

WHEREAS, all things necessary to make the Add On Debentures, when executed by the Company and authenticated and delivered by the Trustee and issued by the Company upon the terms and subject to the conditions set forth herein and in the Indenture against payment therefor, the valid, binding and legal obligations of the Company and to make this First Supplemental Indenture a valid, binding and legal agreement of the Company have been done;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Debentures as follows:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture. The rules of interpretation set forth in the Indenture shall be applied here as if set forth in full herein.

“Restricted Global Debenture” shall mean a Global Debenture which is a Restricted Security subject to the restrictions on transfer and contains the applicable legend(s) in accordance with Section 2.05 of the Indenture.

“Unrestricted Global Debenture” shall mean a Global Debenture which is not a Restricted Security subject to the restrictions on transfer and does not contain the applicable legend(s) set forth in Section 2.05 of the Indenture.

ARTICLE 2.

AUTHORIZATION AND ISSUANCE OF ADD ON DEBENTURES

Section 2.01 In accordance with Section 2.01 of the Indenture, the Company will be entitled, upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel, to issue $20,000,000 aggregate principal amount of Add On Debentures under the Indenture, as supplemented by this First Supplemental Indenture, which will have identical terms to the Debentures issued on the Issue Date, other than with respect to the date of issuance and CUSIP number (except to the extent the CUSIP number for the Add On Debentures may be changed to the CUSIP number for the Debentures issued on the Issue Date in accordance with the terms of the Indenture, as supplemented by this First Supplemental Indenture). The Debentures issued on the Issue Date and the Add On Debentures issued pursuant to this First Supplemental Indenture will be treated as a single class for all purposes under the Indenture, as supplemented by this First Supplemental Indenture, including but not limited to Section 2.05 of the Indenture. The Add On Debentures shall initially bear the legend set forth in Section 2.05(d) of the Indenture.

Section 2.02 A Debentureholder’s beneficial interests in a Restricted Global Debenture as to which the restrictions on transfer set forth in Section 2.05 of the Indenture shall have expired in accordance with their terms or as to conditions for removal of the applicable restrictive legend set forth in Section 2.05 of the Indenture have been satisfied may, upon surrender of such Debenture to the Debenture registrar in accordance with the provisions of Section 2.05 of the Indenture, be exchanged for beneficial interests of like tenor and aggregate principal amount, in an Unrestricted Global Debenture. Upon such surrender and the Company’s satisfaction that the restrictions of Section 2.05 of the Indenture, including the inclusion of the restrictive legends placed thereon, shall no longer apply, the Company shall, in accordance with Applicable Procedures, (i) direct the Depositary to transfer all of the outstanding beneficial interests in a particular Restricted Global Debenture to the Unrestricted Global Debenture and provide the Depositary with all such information as is necessary for the Depositary to appropriately credit and debit the relevant Debentureholder accounts and (ii) provide prior written notice to the relevant Debentureholder of such exchange, which notice shall include the date such exchange is to occur, the CUSIP number of the relevant Restricted Global Debenture and the CUSIP number of the Unrestricted Global Debenture into which such Debentureholders’ beneficial interests will be exchanged. As a condition to any such exchange pursuant to this Section 2.02, the Trustee shall be entitled to receive from the Company, and rely conclusively without any liability, upon an Officers’ Certificate and an Opinion of Counsel in form and in substance reasonably satisfactory to the Trustee, to the effect that such transfer of beneficial interests to the Unrestricted Global Debenture shall be effected in compliance with the Securities Act. Upon such exchange of beneficial interests pursuant to this Section 2.02, the Registrar shall endorse the relevant Debenture and reflect on its books and records the date of such transfer and a decrease and increase, respectively, in the principal amount of the applicable Restricted Global Debenture and the Unrestricted Global Debenture, respectively, equal to the principal amount of beneficial interests transferred. Following any such transfer pursuant to Section 2.02, the relevant Restricted Global Debenture shall be cancelled.

ARTICLE 3.

EXECUTION AND AUTHENTICATION OF ADD ON DEBENTURES

Section 3.01 The Trustee will, upon receipt of a written order of the Company and the Officers’ Certificate and Opinion of Counsel referenced in Section 2.01 of this First Supplemental Indenture, authenticate Add On Debentures for issuance under this First Supplemental Indenture.

ARTICLE 4.

MISCELLANEOUS PROVISIONS

Section 4.01 The Trustee makes no undertaking or representation in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this First Supplemental Indenture.

Section 4.02 On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form part of the Indenture for all purposes, and the holder of every Debenture heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this First Supplemental Indenture.

Section 4.03 This First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all the provisions of the Indenture shall remain in full force and effect in accordance with the terms thereof and as amended and supplemented by this First Supplemental Indenture.

Section 4.04 This First Supplemental Indenture shall be deemed a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

Section 4.05 This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed.

MENTOR GRAPHICS CORPORATION

By:	/s/ Dean M. Freed
Name: Dean M. Freed
Title: Vice President and General Counsel

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ W. Thomas Morris, II
Name: W. Thomas Morris, II
Title: Vice President

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